Exhibit 5.1

1401 Eye Street NW, Suite 800, Washington, DC 20005 • (202) 783-3300

July 24, 2026

Board of Directors

TEN Holdings, Inc.

1170 Wheeler Way

Langhorne, Pennsylvania 19047

Ladies and Gentlemen:

We are acting as counsel to TEN Holdings, Inc., a Nevada corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the resale of up to 500,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), all of which Shares are to be sold by the selling stockholder named in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based, as to matters of law, solely on Chapter 78 of the Nevada Revised Statutes, as amended, and currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours

/s/ Polsinelli PC

POLSINELLI PC

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